UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2018

KBS STRATEGIC OPPORTUNITY REIT, INC.
(Exact name of registrant specified in its charter)
______________________________________________________

Maryland	000-54382	26-3842535
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

800 Newport Center Drive, Suite 700
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Strategic Opportunity REIT, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other distribution information are attached as Exhibit 99.3 and Exhibit 99.4 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.3 and Exhibit 99.4 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On November 12, 2018, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $9.91 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding as of September 30, 2018, with the exception of an adjustment to the Company’s net asset value to give effect to the November 12, 2018 authorization of a special dividend of $2.95 per share on the outstanding shares of common stock of the Company to the stockholders of record as of the close of business on November 12, 2018 (the “Special Dividend”). Excluding the Special Dividend, the Company’s estimated value per share of common stock would be $12.86. Other than the authorization of the Special Dividend, there have been no material changes between September 30, 2018 and the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodologies used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s valuation of the Company’s consolidated investments in real estate properties and two of its unconsolidated joint venture investments in real estate properties was based on (i) appraisals of such investments performed by third-party valuation firms and (ii) the contractual sale price less estimated selling credits, disposition costs and disposition fees of a portfolio of 21 office/flex/industrial buildings located in Redmond, Washington (the “Westpark Portfolio”), which was under contract as of September 30, 2018. Appraisals on (i) all of the Company’s consolidated investments in real properties, excluding investments in undeveloped land and the Westpark Portfolio, and (ii) two of its unconsolidated investments in real estate properties were performed by Duff & Phelps, LLC (“Duff & Phelps”). Appraisals of the Company’s investments in undeveloped land were performed by Colliers International Valuation & Advisory Services, LLC (“Colliers”). Duff & Phelps and Colliers, each an independent third-party valuation firm, also prepared appraisal reports, summarizing key inputs and assumptions, for each of the real estate properties they respectively appraised. The Advisor performed valuations with respect to the Company’s real estate-related investments, one of its unconsolidated joint ventures, cash, other assets, mortgage debt and other liabilities. The methodologies and assumptions used to determine the estimated value of the Company’s assets and the estimated value of the Company’s liabilities are described further below.

The Advisor used the appraised values of the Company’s real estate properties and, in the case of the Westpark Portfolio, the contractual sale price less estimated selling credits, disposition costs and disposition fees, together with the Advisor’s estimated value of each of the Company’s other assets and liabilities and adjusted for the impact of the Special Dividend, to calculate and recommend an estimated value per share of the Company’s common stock. Upon (i) the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by Duff & Phelps and Colliers and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, (ii) the conflicts committee’s review of the reasonableness of the Company’s estimated value per share resulting from the Advisor’s valuation process, (iii) consideration of the Special Dividend and (iv) in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $9.91 as the estimated value per share of the Company’s common stock. At the special meeting of the board of directors, the board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $9.91 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.
The table below sets forth the calculation of the Company’s estimated value per share as of November 12, 2018, as well as the calculation of the Company’s prior estimated value per share as of December 7, 2017:

	November 12, 2018 Estimated Value per Share	December 7, 2017 Estimated Value per Share (1)	Change in Estimated Value per Share
Real estate properties (2)	$20.57	$30.83	$(10.26)
Real estate equity securities (3)	1.82	0.90	0.92
Real estate debt securities	0.32	0.33	(0.01)
Cash	1.72	0.60	1.12
Investments in unconsolidated joint ventures (4)	3.61	3.26	0.35
Other assets	0.36	0.53	(0.17)
Mortgage debt (5)	(8.98)	(13.96)	4.98
Series A Debentures (6)	(5.00)	(5.54)	0.54
Advisor participation fee potential liability	(0.62)	(0.54)	(0.08)
Other liabilities	(0.57)	(0.71)	0.14
Non-controlling interest	(0.37)	(0.59)	0.22
Special Dividend authorized on December 7, 2017	—	(3.61)	3.61
Estimated value per share prior to November 12, 2018 Special Dividend authorization	$12.86	$11.50	$1.36
Estimated enterprise value premium	None assumed	None assumed	None assumed
Special Dividend authorized on November 12, 2018 (7)	(2.95)	—	(2.95)
Total estimated value per share	$9.91	$11.50	$(1.59)
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(1) The December 7, 2017 estimated value per share was based upon the recommendation and valuation of the Advisor. The Company engaged Duff & Phelps and Newmark Knight Frank Valuation & Advisory, LLC (“Newmark”), a division of Newmark Knight Frank to provide appraisals of the Company’s real estate properties, investments in undeveloped land and two of its unconsolidated investments in real estate properties and the Advisor performed valuations of the Company’s real estate-related investments, one of its unconsolidated joint ventures, cash, other assets, mortgage debt and other liabilities. For more information relating to the December 7, 2017 estimated value per share and the assumptions and methodologies used by Duff & Phelps, Newmark and the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 13, 2017.
(2) The decrease in the estimated value of real estate properties was due to dispositions of real estate properties, partially offset by acquisitions of real estate and increases in fair values of the Company’s real estate properties. The estimated value per share of the Company’s real estate properties as of November 12, 2018 includes the Westpark Portfolio, which was under contract to sell as of September 30, 2018.
(3) The increase in the estimated value of real estate equity securities was due to acquisitions of real estate equity securities subsequent to September 30, 2017.
(4) The increase in the estimated value of investments in unconsolidated joint ventures was primarily due to an increase in fair values of the real estate held by the unconsolidated joint ventures, partially offset by a return of capital distribution from one joint venture.
(5) The decrease in mortgage debt was primarily due to repayments upon asset sales, partially offset by borrowings to fund acquisitions of real estate and capital expenditures on real estate. The estimated value per share of the Company's mortgage debt as of November 12, 2018 includes the mortgage debt expected to be repaid in connection with the sale of the Westpark Portfolio.
(6) Amount relates to Series A Debentures issued in Israel on March 8, 2016. The decrease is due to a decrease in fair value of the Series A Debentures, which are publicly traded on the Tel-Aviv Stock Exchange, and the change in foreign exchange rate of the Israeli new Shekel.
(7) On November 12, 2018, the Company’s board of directors authorized the Special Dividend, which the Company expects to pay in December 2018. The Special Dividend is expected to paid in a combination of cash and stock with cash funded from the sale of real estate properties.

The increase in the Company’s estimated value per share before the impact of the Special Dividend from the previous estimate was primarily due to the items noted below, which reflect the significant contributors to the increase in the estimated value per share from $11.50 to $12.86. The changes are not equal to the change in values of each real each asset and liability group presented in the table above due to real estate property acquisitions, dispositions, debt financings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

Change in Estimated Value per Share
December 7, 2017 estimated value per share	$11.50
Changes to estimated value per share
Investments
Real estate	1.31
Investments in unconsolidated joint ventures	0.64
Investments in debt and equity securities	(0.04)
Capital expenditures on real estate	(0.66)
Total change related to investments	1.25
Operating cash flows in excess of quarterly distributions declared (1)	0.16
Foreign currency gain	0.10
Selling, acquisition and financing costs (2)	(0.19)
Advisor disposition and acquisition fees (3)	(0.11)
Mortgage debt and Series A debentures	0.14
Self-Tender offer price discount (4)	0.10
Advisor Participation fee potential liability	(0.10)
Other	0.01
Total change in estimated value per share prior to November 12, 2018 Special Dividend declaration	$1.36
Estimated value per share prior to November 12, 2018 Special Dividend declaration	$12.86
Special Dividend (5)	(2.95)
November 12, 2018 estimated value per share	$9.91
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(1) Operating cash flow reflects modified funds from operations (“MFFO”) adjusted to deduct capitalized interest expense, real estate taxes and insurance and add back the amortization of deferred financing costs. The Company computes MFFO in accordance with the definition included in the practice guideline issued by the IPA in November 2010.
(2) Selling, acquisition and financing costs include approximately $3.0 million, or $0.06 per share, for the anticipated Westpark Portfolio sale subsequent to September 30, 2018.
(3) Advisor disposition fees include approximately $1.7 million, or $0.03 per share, for the anticipated Westpark Portfolio sale subsequent to September 30, 2018.
(4) On June 1, 2018, the Company accepted 9,527,724 shares for a price of $10.93 per share or an aggregate of $104.1 million in connection with a self-tender, the result of which increases the estimated value per share, as the purchase price for shares under the self-tender was less than the estimated value per share.
(5) See footnote (7) to the table above.
As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the price at which the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not under contract to sell, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company and that would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. As of November 12, 2018, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.

Methodology
The Company’s goal for the valuation was to arrive at a reasonable and supportable estimated value per share, using a process that was designed to be in compliance with the IPA Valuation Guidelines and using what the Company and the Advisor deemed to be appropriate valuation methodologies and assumptions. The following is a summary of the valuation and appraisal methodologies, assumptions and estimates used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
Duff & Phelps(1) was selected by the Advisor and approved by the Company’s conflicts committee to appraise all of the Company’s consolidated investments in real estate properties, 110 William Street (defined below) and 353 Sacramento (defined below) but excluding the Company’s investments in undeveloped land and the Westpark Portfolio. Colliers(2) was selected by the Advisor and approved by the Company’s conflicts committee to appraise the Company’s investments in undeveloped land. Duff & Phelps and Colliers are engaged in the business of appraising commercial real estate properties and are not affiliated with the Company or the Advisor. The compensation the Company pays to Duff & Phelps and Colliers is based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing their appraisal reports, Duff & Phelps and Colliers did not, and were not requested to, solicit third-party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
Duff & Phelps and Colliers collected all reasonably available material information that each deemed relevant in appraising the Company’s real estate properties. Duff & Phelps relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures. Colliers was provided with land surveys and development plans and relied in part on such information.
In conducting their investigation and analyses, Duff & Phelps and Colliers took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although Duff & Phelps and Colliers reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Duff & Phelps and Colliers, Duff & Phelps and Colliers assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. Duff & Phelps and Colliers relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

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(1) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to deliver an appraisal report relating to all of the Company’s consolidated investments in real estate properties, with the exception of the Company’s investments in undeveloped land, and Duff & Phelps received fees upon the delivery of such report. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the five years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal and valuation services for the Company and/or its affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.
(2) Colliers is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Colliers to deliver appraisal reports relating to certain of the Company’s investments in undeveloped land and Colliers received fees upon the delivery of such reports. In addition, the Company has agreed to indemnify Colliers against certain liabilities arising out of this engagement. Colliers and its affiliates are engaged in the ordinary course of business in many areas related to commercial real estate and related services. Colliers and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable Colliers appraiser as certified in the applicable appraisal reports.

In performing their analyses, Duff & Phelps and Colliers made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, Duff & Phelps and Colliers assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, Duff & Phelps’ and Colliers’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect Duff & Phelps’ and Colliers’ analyses and conclusions.  Duff & Phelps’ and Colliers’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from Duff & Phelps’ and Colliers’ analyses.
Although Duff & Phelps and Colliers considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties, with the exception of the Westpark Portfolio, were determined by Duff & Phelps and Colliers.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing their appraisal reports, Duff & Phelps and Colliers did not solicit third-party indications of interest for the Company’s real estate properties. While Duff & Phelps and Colliers are responsible for providing appraisals for the Company, Duff & Phelps and Colliers are not responsible for, did not calculate, and did not participate in the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to Duff & Phelps’ and Colliers’ appraisal reports. All of the Duff & Phelps and Colliers appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
Duff & Phelps and Colliers (in the case of the Company’s ownership of undeveloped land) appraised each of the Company’s real estate properties, with the exception of the Westpark Portfolio. Duff & Phelps and Colliers used various methodologies, as appropriate, such as the direct capitalization approach, discounted cash flow analyses and sales comparison approach. Duff & Phelps relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties (which exclude undeveloped land) and Colliers relied primarily on the sales comparison approach for the final valuations of the undeveloped land that it appraised. Duff & Phelps calculated the discounted cash flow value of the Company’s real estate properties (which exclude undeveloped land) using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors. Colliers relied primarily on the sales comparison approach and estimated the value of the undeveloped land based on the most applicable recent comparable market transactions.
As of September 30, 2018, the Company owned 14 real estate assets (consisting of six office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, one office/flex/industrial portfolio consisting of 21 buildings, one retail property, two apartment properties and three investments in undeveloped land with approximately 1,000 developable acres).

The Company obtained appraisals for 13 real estate assets (consisting of six office properties, one office portfolio consisting of four office buildings and 14 acres of undeveloped land, one retail property, two apartment properties and three investments in undeveloped land with approximately 1,000 developable acres). As of September 30, 2018, the total appraised value of the Company’s consolidated real estate properties, excluding the Westpark Portfolio, as provided by Duff & Phelps and Colliers using the appraisal methods described above, was $950.2 million. The estimated value of the Westpark Portfolio, based on the contractual sales price less estimated selling credits, was $165.5 million. Based on the appraisal and valuation methodologies described above, the total estimated value of the Company’s consolidated real estate properties was $1,115.7 million. The total cost basis of these properties as of September 30, 2018 was $916.4 million. This amount includes the acquisition cost of $799.8 million, $28.0 million for the acquisition of minority interests in joint ventures, $77.0 million in capital expenditures, leasing commissions and tenant improvements since inception and $11.6 million of acquisition fees and expenses as well as foreclosure costs. The total estimated real estate value as of September 30, 2018 compared to the total acquisition cost of the Company’s real estate properties plus subsequent capital improvements through September 30, 2018 results in an overall increase in the real estate value of approximately 21.7%.
The following table summarizes the key assumptions that were used in the discounted cash flow models in order to arrive at the appraised real estate property values as well as the sales comparison range of values used to arrive at the appraised values for undeveloped land:

	Range in Values	Weighted-Average Basis
Consolidated Investments in Real Estate Properties (Excluding Undeveloped Land)
Terminal capitalization rate	4.00% to 7.50%	6.66%
Discount rate	4.75% to 9.50%	7.83%
Net operating income compounded annual growth rate (1)	(2.69%) to 22.68%	5.60%

Undeveloped Land
Price per acre (2)	$128,000 to $866,000	$139,000
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(1) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents and reimbursements (in cases where the contractual lease period is less than the valuation period) net of expenses over the valuation period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.
(2) The weighted-average price per acre was primarily driven by the Company’s two investments in undeveloped land with approximately 1,424 acres (approximately 1,000 developable acres) located in North Las Vegas, Nevada.  The weighted-average price per acre for these two investments in undeveloped land was approximately $128,000.
While the Company believes that Duff & Phelps’ and Colliers’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Company’s real estate properties and, thus, its estimated value per share. As of September 30, 2018, certain of the Company’s real estate assets have non-stabilized occupancies.  Appraisals may provide a sense of the value of the investment, but any appraisal of the property will be based on numerous estimates, judgments and assumptions that significantly affect the appraised value of the underlying property. An appraisal of a non-stabilized property, in particular, involves a high degree of subjectivity due to high vacancy levels and uncertainties with respect to future market rental rates and timing of lease-up and stabilization. Accordingly, different assumptions may materially change the appraised value of the property. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above (excluding undeveloped land). Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.29	$(0.27)	$0.37	$(0.33)
Discount rates	0.22	(0.22)	0.33	(0.32)

The table below illustrates the impact on the estimated value per share if the price per acre of the investments in undeveloped land was adjusted by 5%:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 5%	Increase of 5%
Price per acre	$(0.15)	$0.15
Investments in Unconsolidated Joint Ventures
As of September 30, 2018, the Company held three investments in unconsolidated joint ventures including 110 William Street, 353 Sacramento and the NIP Joint Venture.
110 William Street is an office property containing 928,157 rentable square feet located in New York, New York and the Company holds a 60% interest in a joint venture that owns 110 William Street. The appraised value of 110 William Street as provided by Duff & Phelps was $519.0 million. The Advisor relied on the appraised value provided by Duff & Phelps along with the fair value of other assets and liabilities as determined by the Advisor, and then calculated the amount that the Company would receive in a hypothetical liquidation of the real estate at the appraised value and the other assets and liabilities at their fair values based on the profit participation thresholds contained in the joint venture agreement.  The resulting amount was the fair value assigned to the Company’s 60% interest in this unconsolidated joint venture. As of September 30, 2018, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $2.4 million and $134.8 million, respectively.
Duff & Phelps relied on a 10-year discounted cash flow analyses for the final valuation of 110 William Street. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 5.50%, 6.75% and 14.55%, respectively.
353 Sacramento is an office building containing 284,751 rentable square feet located in San Francisco, California and the Company holds a 55% interest in a joint venture that owns 353 Sacramento. The appraised value of 353 Sacramento as provided by Duff & Phelps was $201.8 million. The Advisor relied on the appraised value provided by Duff & Phelps along with the fair value of other assets and liabilities as determined by the Advisor, and then calculated the amount that the Company would receive in a hypothetical liquidation of the real estate at the appraised value and the other assets and liabilities at their fair values based on the profit participation thresholds contained in the joint venture agreement. The resulting amount was the fair value assigned to the Company’s 55% interest in this unconsolidated joint venture. As of September 30, 2018, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $43.4 million and $59.4 million, respectively.
Duff & Phelps relied on a 10-year discounted cash flow analyses for the final valuation of 353 Sacramento. The terminal capitalization rate, discount rate and CAGR used in the discounted cash flow model to arrive at the appraised value were 5.50%, 7.50% and 14.82%, respectively.
The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to 110 William Street and 353 Sacramento. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates for 110 William Street and 353 Sacramento were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.18	$(0.16)	$0.19	$(0.18)
Discount rates	0.11	(0.11)	0.16	(0.15)

The Company also holds an interest of less than 5% in a joint venture which has invested in a portfolio of industrial properties (the “NIP Joint Venture”), and was valued by the Advisor using a discounted cash flow analysis of the expected distributions to the Company. The cash flow estimates used in the analysis were based on the Company’s participation interest in the estimated cash flows available after paying debt service through ultimate liquidation of the NIP Joint Venture as described in the joint venture agreement. The cash flow estimates of the NIP Joint Venture were reviewed by the Advisor. As of September 30, 2018, the carrying value and estimated fair value of the Company’s investment in this unconsolidated joint venture were $1.5 million and $1.7 million, respectively. The estimated value of the Company’s investment in this unconsolidated joint venture for purposes of the Company’s estimated value per share was calculated by applying an 8.50% discount rate to the estimated cash flows for a total value of $0.03 per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the estimated value per share. Additionally, a 5% decrease or increase in the discount rates would have no impact on the estimated value per share.
Real Estate Equity Securities
As of September 30, 2018, the Company owned three investments in real estate equity securities. The estimated value of the Company’s real estate equity securities is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, which also equals the book value of the real estate equity securities in accordance with GAAP. As of September 30, 2018, the Company owned 3,722,019 shares of Whitestone REIT and 1,576,809 shares of Franklin Street Properties Corp. The fair values of these real estate equity securities were based on quoted prices in an active market on a major stock exchange. As of September 30, 2018, the Company owned 43,999,500 shares of common units of Keppel-KBS US REIT. The fair value measurement on 21,999,750 shares was based on a quoted price in an active market on a major stock exchange. The fair value measurement on the remaining 21,999,750 shares, which the Company agreed not to sell, transfer or assign until November 8, 2018 (the “Unit Lockout Period”), was based on a quoted price in an active market on a major stock exchange, adjusted for the lack of marketability during the Unit Lockout Period. The estimated value of the shares was determined using inputs, including the quoted stock price, risk-free rate and expected volatility. As of September 30, 2018, the fair value and carrying value of the Company’s real estate equity securities was $98.7 million.
Real Estate Debt Securities
As of September 30, 2018, the Company owned an investment in real estate debt securities. The estimated value of the Company’s real estate debt securities is equal to the GAAP fair value disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, but does not equal the book value of the real estate debt securities in accordance with GAAP. The estimated value of the Company’s real estate debt securities was determined using an internal valuation model that considers the expected cash flows for the loans, underlying collateral values (for collateral dependent loans) and estimated yield requirements of institutional investors for real estate debt securities with similar characteristics, including remaining loan term, loan-to-value, type of collateral and other credit enhancements. As of September 30, 2018, the fair value and carrying value of the Company’s real estate debt securities was $17.5 million and $17.9 million, respectively. The discount rate applied to the cash flow from the real estate debt securities, which have a remaining term of 1.1 years, was approximately 13.25%. Similar to the appraisals of the Company’s real estate properties, a change in the assumptions and inputs would change the fair value of the Company’s real estate debt securities and thus, could change the Company’s estimated NAV per share. Assuming all other factors remain unchanged, a decrease or increase in the discount rates of 25 basis points would have no impact on the Company’s estimated net asset value per share. Additionally, assuming all other factors remain unchanged, a 5% decrease or increase in the discount rates would have no impact on the Company’s estimated net asset value per share.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2018, but do not equal the book value of the loans in accordance with GAAP. The estimated values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.

As of September 30, 2018, the GAAP fair value and carrying value of the Company’s notes payable were $487.2 million and $479.3 million, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 2.3 years, was approximately 4.34%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.04)	$0.04	$(0.04)	$0.04
Series A Debentures
The Company’s Series A Debentures are publicly traded on the Tel-Aviv Stock Exchange. The estimated value of the Company’s Series A Debentures is based on the quoted bond price as of September 30, 2018 on the Tel-Aviv Stock Exchange of 101.7% of face value (excluding accured interest expense) and foreign currency exchange rates as of September 30, 2018. The increase in estimated value per share attributable to the Company’s Series A Debentures is due to an decrease in fair value of the Series A Debentures and the change in foreign exchange rate of the Israeli new Shekel. As of September 30, 2018, the fair value and GAAP carrying value of the Company’s Series A debentures were $271.4 million and $261.8 million, respectively.
Non-controlling Interest
The Company has an ownership interest in four consolidated joint ventures as of September 30, 2018. As the Company consolidates these joint ventures, the entire amount of the underlying assets and liabilities are reflected at their fair values in the corresponding line items of the estimated value per share calculation. As a result, the Company also must consider the fair value of any non-controlling interest liability as of September 30, 2018. In determining this fair value, the Company considered the various profit participation thresholds in each of the joint ventures that must be measured in determining the fair value of the Company’s non-controlling interest liability. The Company used the real estate appraisals provided by Duff & Phelps and Colliers and calculated the amount that the joint venture partners would receive in a hypothetical liquidation of the underlying real estate properties (including all current assets and liabilities) at their current appraised values and the payoff of any related debt at its fair value, based on the profit participation thresholds contained in the joint venture agreements. The estimated payment to the joint venture partners was then reflected as the non-controlling interest liability in the Company’s calculation of its estimated value per share.
Participation Fee Potential Liability Calculation
In accordance with the advisory agreement with the Advisor, the Advisor is entitled to receive a participation fee equal to 15.0% of the Company’s net cash flows, whether from continuing operations, net sale proceeds or otherwise, after the Company’s stockholders have received, together as a collective group, aggregate distributions (including distributions that may constitute a return of capital for federal income tax purposes) sufficient to provide (i) a return of their net invested capital, or the amount calculated by multiplying the total number of shares purchased by stockholders by the issue price, reduced by any amounts to repurchase shares pursuant to the Company’s share redemption program, and (ii) a 7.0% per year cumulative, noncompounded return on such net invested capital. Net sales proceeds means the net cash proceeds realized by the Company after deduction of all expenses incurred in connection with a sale, including disposition fees paid to the Advisor. The 7.0% per year cumulative, noncompounded return on net invested capital is calculated on a daily basis. In making this calculation, the net invested capital is reduced to the extent distributions in excess of a cumulative, noncompounded, annual return of 7.0% are paid (from whatever source), except to the extent such distributions would be required to supplement prior distributions paid in order to achieve a cumulative, noncompounded, annual return of 7.0% (invested capital is only reduced as described in this sentence; it is not reduced simply because a distribution constitutes a return of capital for federal income tax purposes). The 7.0% per year cumulative, noncompounded return is not based on the return provided to any individual stockholder. Accordingly, it is not necessary for each of the Company’s stockholders to have received any minimum return in order for the Advisor to participate in the Company’s net cash flows. In fact, if the Advisor is entitled to participate in the Company’s net cash flows, the returns of the Company’s stockholders will differ, and some may be less than a 7.0% per year cumulative, noncompounded return. This fee is payable only if the Company is not listed on an exchange. For purposes of determining the estimated value per share, the Advisor calculated the potential liability related to this incentive fee based on a hypothetical liquidation of the assets and liabilities at their estimated fair values, after considering the impact of any potential closing costs and fees related to the disposition of real estate properties. The Advisor estimated the fair value of this liability to be $33.8 million or $0.62 per share as of the valuation date, and included the impact of this liability in its calculation of the Company’s estimated value per share.

Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, accrued capital expenditures, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the related asset or liability. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations. This valuation was performed in accordance with the provisions of and also to comply with IPA valuation guidelines.The estimated value per share set forth above will first appear on the November 30, 2018 customer account statements that will be mailed in December 2018. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less the fair value of the Company’s liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value per share;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to calculate the Company’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of November 12, 2018 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, all as of September 30, 2018, after giving effect to the Special Dividend. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale or under contract for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The estimated value per share does consider any participation or incentive fees that would be due to the Advisor based on the aggregate net asset value of the Company which would be payable in a hypothetical liquidation of the Company as of the valuation date in accordance with the terms of the Company’s advisory agreement. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share no later than December 2019.

Special Dividend
As described above, on November 12, 2018, the Company’s board of directors authorized a Special Dividend of $2.95 per share of common stock payable in either shares of common stock of the Company or cash to, and at the election of, the stockholders of record as of November 12, 2018 (the “Record Date”). The Special Dividend will be paid in December 2018 to stockholders of record as of the close of business on the Record Date. If stockholders elect all cash, their election will be subject to adjustment such that the aggregate amount of cash to be distributed by the Company will be a maximum of 20% of the total Special Dividend (the “Maximum Cash Distribution”), with the remainder to be paid in shares of common stock.  The aggregate amount of cash paid by the Company pursuant to the Special Dividend and the actual number of shares of common stock issued pursuant to the Special Dividend will depend upon the number of stockholders electing cash or stock and whether the Maximum Cash Distribution is met.
In order to ensure that the Company maintains its status as a real estate investment trust (“REIT”), the Company must distribute at least 90% of its “real estate investment trust taxable income” each year, and distribute all of its “real estate investment trust taxable income” and “net capital gain” in order to avoid corporate level tax.  The Special Dividend is being made primarily in connection with a deemed sale of land to a taxable REIT subsidiary, which we expect to trigger a significant amount of capital gain in 2018. The Special Dividend payment, including both cash and stock portions, is expected to generally be taxed as a capital gain distribution to stockholders. The tax due on such dividend may exceed the amount of cash, if any, distributed to stockholders as part of the Special Dividend. Stockholders are advised to consult their tax advisors regarding the tax consequences of the Special Dividend in light of his or her particular investment or tax circumstances.
Stockholders will have the right to elect, on or prior to December 7, 2018 (the “Election Deadline”), to be paid their pro rata portion of the Special Dividend all in common stock (a “Share Election”) or all in cash (a “Cash Election”), provided, however, that the total amount of cash payable to all stockholders in the Special Dividend is subject to the Maximum Cash Distribution, as described above, with the balance of the Special Dividend payable in the form of common stock. Stockholders failing to timely return a properly completed election form before the Election Deadline will be deemed to have made a Cash Election (“Default Elections”).   If the aggregate amount of stockholder Cash Elections and Default Elections exceeds the Maximum Cash Distribution, then the payment of cash  will be made on a pro rata basis to such stockholders such that the aggregate amount paid in cash to all stockholders equals the Maximum Cash Distribution. Because the aggregate amount of cash to be distributed by the Company is 20% of the total Special Dividend, the likely result of a Cash Election or Default Election is the receipt of 20% cash and 80% shares of common stock, unless a significant number of stockholders make the Share Election.
Stockholders making a Share Election will receive the Special Dividend solely in shares of common stock. With respect to any portion of the Special Dividend that is paid to any stockholder in shares of common stock, the number of shares of common stock issued will be equal to the dollar amount of such portion of the Special Dividend divided by the estimated value per share of the Company’s common stock determined within two weeks of payment (which the Company expects will be unchanged from the November 12, 2018 estimated value per share disclosed in this Current Report on Form 8-K).
Election forms will be mailed to all stockholders beginning on or shortly after November 19, 2018 and must be returned on or before the Election Deadline to be effective.  Election forms are not available for download from our website. A letter to stockholders and short question and answer sheet are being mailed to stockholders with the election forms.  The letter to stockholders and question and answer sheet  are attached hereto as Exhibit 99.3, and are incorporated herein by reference.
Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, at such time as the Company announces an updated estimated value per share, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to the updated estimated value per share of the Company’s common stock. The updated estimated value per share of the Company’s common stock is $9.91, and commencing on the next purchase date, which the Company expects to be the first quarter of 2019, participants will acquire shares under the dividend reinvestment plan at $9.91 per share. The Company’s board of directors has determined that any portion of the Special Dividend that is paid in cash in December 2018 will not be used to purchase additional shares under the dividend reinvestment plan.
If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the next purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice at least four business days prior to the last business day prior to the next purchase date.

Notice of termination should be sent by facsimile to (877) 593-1115 or by mail to:

Regular Mail KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Strategic Opportunity REIT, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
In accordance with the Company’s share redemption program, except for redemptions made upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program), the price at which the Company will redeem shares is 95% of the Company’s most recent estimated value per share as of the applicable redemption date.  Upon the death, “qualifying disability” or “determination of incompetence” of a stockholder, the redemption price will continue to be equal to the Company’s most recent estimated value per share.
Generally, the Company redeems all shares in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” on the last business day of each month and redeems all other shares on the last business day of the quarter. However, as a result of the pending issuance of shares as a result of the Special Dividend to be paid in December 2018, the Company’s board of directors has determined to delay the processing of redemptions that would otherwise occur on the last business day of November 2018 under the share redemption program until the last business day of December 2018. Any submission or withdrawal deadlines associated with such delayed redemptions shall be similarly moved to their corresponding dates in December 2018.
On November 12, 2018, the Company’s board of directors approved an estimated value per share of the Company’s common stock after the impact of the Special Dividend of $9.91. The redemption prices based on the estimated value per share of $9.91 will be effective for the December 2018 redemption date, which is December 31, 2018. Excluding redemption requests made upon a stockholder’s death, “qualifying disability” or “determination of incompetence,” the redemption price is $9.41 per share. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 21, 2018 in the case of the December 31, 2018 redemption date.
Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$11.50	December 7, 2017	Current Report on Form 8-K, filed December 13, 2017
$14.81	December 8, 2016	Current Report on Form 8-K, filed December 15, 2016
$13.44	December 8, 2015	Current Report on Form 8-K, filed December 10, 2015
$12.24	December 9, 2014	Current Report on Form 8-K, filed December 11, 2014
$11.27	March 25, 2014	Current Report on Form 8-K, filed March 27, 2014

Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Duff & Phelps’, Colliers’ or the Company’s and/or the Advisor’s best estimates as of November 12, 2018, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrowers under the Company’s real estate debt securities investment continuing to make required payments; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of Duff & Phelps, LLC

99.2	Consent of Colliers International

99.3	Letter to Stockholders Regarding Special Dividend, including Questions and Answers

99.4	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS STRATEGIC OPPORTUNITY REIT, INC.

Dated: November 14, 2018	BY:	/s/ Jeffrey K. Waldvogel
Jeffrey K. Waldvogel
Chief Financial Officer, Treasurer and Secretary